SUBORDINATION AGREEMENT


          THIS SUBORDINATION AGREEMENT (the "Agreement"), dated as of March 31, 1995, is made by and between BNY FINANCIAL CORPORATION, a New York corporation (the "Bank"), DECOTECH, L.C., a South Carolina limited liability company ("Decotech"), and TEXFI INDUSTRIES, INC., a Delaware corporation ("Texfi").

          A.  The Bank has made available financial accommodation to
Decotech, pursuant to a Factoring Agreement, dated as of March    , 1995
(as amended, restated, supplemented, extended, renewed, or modified from time to time, the "Loan Agreement")(all such loans to be made and other obligations to be incurred under the Loan Agreement, whether for principal, interest, fees, expenses or otherwise and all renewals, extensions, modifications and amendments thereof and substitutions therefor are referred to herein collectively as the "Senior Debt").

          B. Concurrently with the execution of this Agreement, Decotech is delivering to Texfi its Subordinated Promissory Note dated March 31, 1995 (the "Subordinated Note") in the original principal amount of $2,000,000 (all indebtedness and other obligations of Decotech under the Subordinated Note, as amended, restated, supplemented, extended, renewed, or modified from time to time, are referred to herein collectively as the "Subordinated Debt").

          C. It is a condition precedent to the Bank's making the loans pursuant to the Loan Agreement that the parties hereto shall have executed and delivered this Agreement.

          NOW, THEREFORE, in consideration of the foregoing, and of the mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

          1.  Subordination.  (a)  Subject to the limitations contained in
Section 2 hereof, the Subordinated Debt is and shall be subordinate and junior in right of payment to the prior payment in full of all Senior Debt. Except as otherwise expressly permitted herein, Decotech shall not make, and Texfi shall not receive or accept, any payment, or security for payment, from Decotech in respect of the Subordinated Debt (for principal, interest or otherwise) unless and until all Senior Debt shall have been paid in full, and Texfi shall not commence any action or proceeding against Decotech, or take any action with respect to the Subordinated Debt (including any acceleration thereof) to recover all or part of such Subordinated Debt, or join with a creditor (unless the Bank also shall have joined with such creditor) in bringing any proceedings against Decotech under any federal or state bankruptcy, reorganization, readjustment of debt, arrangement of debt, receivership, liquidation or insolvency law or statute, unless and until all Senior Debt shall have been paid in full.
For the

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purposes of this Agreement, the Senior Debt shall not be deemed to have been paid in full until the Bank (or successors or assigns of the Bank) shall have irrevocably received payment in full of the Senior Debt.

          (b) Notwithstanding any other provisions of this Section 1, the Bank agrees to permit the payments of principal and interest on the Subordinated Debt in accordance with the terms of the Subordinated Note or any other instrument evidencing the Subordinated Debt provided that no Event of Default (as defined in the Loan Agreement) has occurred and is continuing.

          (c) In the event of any insolvency, bankruptcy, receivership, liquidation, reorganization, readjustment, composition or other similar proceeding relating to Decotech, its creditors as such or its property, whether voluntary or involuntary, or any assignment by Decotech for the benefit of creditors:

              (i) the holders of Senior Debt shall first be entitled to receive payment in full (or to have such payment duly provided for) of the principal thereof and interest due thereon and other amounts due in connection therewith before any payment or distribution of any kind or character, whether in cash, property, or securities, is made in respect of the principal of or interest on the Subordinated Debt;

              (ii) any payment or distribution of assets of Decotech of any kind or character, whether in cash, property or securities, to which the holder of the Subordinated Debt would be entitled except for the provisions of this Section 1(c) shall be paid by Decotech or any liquidating trustee or agent or other person making such payment or distribution directly to the holders of the Senior Debt or their representative to the extent necessary to make payment in full of all Senior Debt remaining unpaid, after giving effect to any concurrent payment or distribution or provision therefor to the holders of such Senior Debt;

              (iii) in the event that, notwithstanding the foregoing, any payment or distribution of assets of Decotech of any kind or character, whether in cash, property or securities, shall be received by the holder of the Subordinated Debt in interest on account of principal, interest or other sums due under the Subordinated Debt before all Senior Debt is paid in full, or effective provision made for its payment, such payment or distribution shall be received and held in trust for and shall be paid over to the holders of the Senior Debt for application to the payment of such Senior Debt until all such Senior Debt shall have been paid in full, after giving effect to any concurrent payment or distribution or provision therefor to the

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          holders of such Senior Debt; and

              (iv) the holders of Senior Debt shall be entitled to vote claims comprising any of the Subordinated Debt to accept or reject any plan of partial or complete liquidation, reorganization, arrangement, composition or extension.

          (d) Decotech and Texfi shall not amend any terms of the Subordinated Indebtedness without the prior written consent of the Lender.

          2. Subordination Not Impaired. Texfi agrees and consents that, without notice to or assent by Texfi, the obligations and liabilities of Decotech and any other party or parties for or upon the Senior Debt (and any security documents or guaranties evidencing or securing the same) may, from time to time, in whole or in part, be extended, renewed, refinanced, modified, amended, restated, accelerated, compromised, supplemented, terminated, sold, exchanged, waived or released, all as the holders of the Senior Debt, and any representative or representatives acting on behalf thereof, may deem advisable, and all without impairing, abridging, diminishing, releasing or affecting the subordination of the Subordinated Debt to the Senior Debt provided for herein; provided, however, that if the principal amount of the Senior Debt outstanding during the term of this Agreement exceeds $15,000,000 without the prior written consent of Texfi, the Subordinated Debt shall not be subordinated to the amount of Senior Debt in excess of $15,000,000.

          3. Legend. The Subordinated Note shall bear the following legend:

          THIS NOTE AND THE RIGHTS AND OBLIGATIONS OF THE MAKER AND THE PAYEE HEREUNDER ARE SUBJECT TO THE TERMS AND CONDITIONS OF THAT SUBORDINATION AGREEMENT AMONG TEXFI INDUSTRIES, INC., DECOTECH, L.C. AND BNY FINANCIAL CORPORATION.

          4.  Miscellaneous.

          (a) Decotech and Texfi hereby expressly agree that the holders of Senior Debt may enforce any and all rights derived herein by suit, either in equity or law, for specific performance of any agreement contained in this Agreement for judgment at law and any other relief whatsoever appropriate to such action or procedure.

          (b) This Agreement shall be governed by and enforced in accordance with the laws of the State of North Carolina, exclusive of its choice of law provisions.

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          (c)  This Agreement shall terminate upon the payment in full of the Subordinated Debt.

          (d) This Agreement may be executed in one or more counterparts, and each counterpart shall be deemed to be an original, but all shall constitute together one and the same Agreement.

          (e) This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof, and shall be binding upon and inure to the benefit of their respective successors and assigns. This Agreement may not be modified or amendment except by written agreement of all of the parties hereto. Upon the execution hereof, Decotech shall deliver a complete copy of the Loan Agreement to Texfi. Decotech agrees to deliver copies of any future amendments of the Loan Agreement to Texfi.

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

                                  BNY FINANCIAL CORPORATION



                                  By:   /S/ Frank Imperato
                                  Title:  Vice President


                                  TEXFI INDUSTRIES, INC.



                                  By:   /S/ Dane L. Vincent
                                  Title:   VP Finance, Treasurer

                                  DECOTECH, L.C.

                                  By: Management Advisory Services, Inc.,
                                  Manager



                                  By:   /S/ L. Terrell Sovey, Jr.
                                  Title:   President

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